Exhibit 7

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

dated as of

December 15, 2003

by and between

AXTIVE CORPORATION

as the Issuer,

and

The Several Purchasers Named in Schedule I

and Set Forth on the Signature Pages Hereto

CLOSING DATE: DECEMBER 15, 2003

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

AGREEMENT, dated as of December 15, 2003, among Axtive Corporation, a Delaware corporation (the “Company”), and the several purchasers (each, individually, a “Purchaser” and, collectively, the “Purchasers”) named on Schedule I attached hereto and incorporated herein for all purposes, as such Schedule I may be amended from time to time after the Closing Date to reflect the execution of this Agreement by additional Purchasers.

R E C I T A L S:

WHEREAS, the Company wishes to issue and sell to the Purchasers, (i) for a purchase price of $1,000 per share, an aggregate of up to 101 shares of the Company’s 15,000 authorized Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares” or “Preferred Stock”), of which 6,825 Preferred Shares are already issued and outstanding as of the date of this Agreement, and (ii) an aggregate principal amount of up to $3,749,000 of the Company’s 12% Promissory Notes, in the form attached hereto as Exhibit A (the “Notes”); and

WHEREAS, the Purchasers, severally, wish to purchase the Securities (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person (the “Subject Person”), (i) any other Person (a “Controlling Person”) that directly, or indirectly through one or more intermediaries, Controls the Subject Person or (ii) any other Person (other than the Subject Person or a Consolidated Subsidiary of the Subject Person) which is Controlled by or is under common Control with a Controlling Person.

“Agent” means the Person designated in writing by the Majority Notes Purchasers.

“Agreement” means this Subscription and Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Asset Sale” has the meaning set forth in Section 8.3.

“Balance Sheet Date” has the meaning set forth in Section 4.7.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Certificate of Designation” means the First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Axtive Corporation, dated May 23, 2003 and filed with the Secretary of State of the State of Delaware on May 29, 2003.

“Closing Bid Price” shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. (“Bloomberg”) on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such securities as reported in the “Pink Sheets” by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by Purchaser and the Company for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Company in good faith.

“Closing” and “Closing Date” means the first Business Day upon which all the conditions set forth in Article 6 have been are fulfilled or deemed to be fulfilled (or such other date unanimously agreed by the parties), and upon which this Agreement becomes unconditional.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

“Common Stock” means common stock, $.01 par value per share, of the Company.

“Company” means Axtive Corporation, a Delaware corporation, and its successors.

“Company Corporate Documents” means the articles of incorporation (as amended, supplemented or restated) and bylaws of the Company.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and under “common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” shall mean the date of delivery (including delivery via telecopy) of a Notice of Conversion for all or a portion of the shares of Preferred Stock by the holder thereof to the Company.

“Conversion Price” has the meaning set forth in the terms of the Certificate of Designation.

“Conversion Shares” means the shares of common stock issuable upon conversion of the Preferred Shares.

“Derivative Securities” has the meaning set forth in Section 8.7.

“Directors” means the individuals then serving on the Board of Directors of the Company or similar management council of the Company.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the cleanup or other remediation thereof.

“Event of Default” has the meaning set forth in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Future Investors” has the meaning set forth in Section 8.8.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any derivative or fraction thereof), defined or regulated as such in or under any Environmental Laws.

“Intellectual Property” has the meaning set forth in Section 4.17.

“Lien” means any lien, mechanic’s lien, materialmen’s lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan Documents” means the Notes, the Security Agreement, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Secured Obligations.

“Majority Notes Purchasers” means holders of more than fifty percent (50%) of the aggregate outstanding principal amount of the Notes then held by all Notes Purchasers.

“Majority Preferred Stock Purchasers” means holders of more than fifty percent (50%) of the shares of Preferred Stock then held by all Preferred Stock Purchasers.

“Majority Purchasers” means, at any time after the Closing, the Majority Preferred Stock Purchasers and the Majority Notes Purchasers.

“Market Price” means the Closing Bid Price of the Common Stock preceding the date of determination.

“Material Adverse Effect” means any material adverse effect on the operations, results of operations, properties, assets or condition (financial or otherwise) of the Company or the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

“NASD” has the meaning set forth in Section 7.9.

“Nasdaq Stock Market” means the Nasdaq Stock Market’s National Market System.

“National Market” means the Nasdaq Stock Market, the Nasdaq Small Cap Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.

“Notes” means has the meaning set forth in the recitals to this Agreement.

“Notes Purchasers” means the several entities named in the attached Schedule I, and their successors and permitted assigns, purchasing Notes pursuant to this Agreement.

“Notes Warrant” or “Notes Warrants” have the meanings set forth in Section 2.5.

“Notice of Conversion” means the notice to be delivered to the Company by a holder of Preferred Shares upon conversion of all or a portion thereof .

“Notice of Exercise” means the notice to be delivered by a holder of the Warrant upon exercise of all or a portion thereof to the Company.

“Offering Materials” has the meaning set forth in Section 5.7.

“Officer’s Certificate” shall mean a certificate executed by the President and Chief Executive Officer, and Chief Financial Officer, of the Company as contemplated by Section 6.1 hereof.

“OTC Bulletin Board” means the over-the-counter bulletin board operated by the NASD.

“Permits” means all domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to own, lease and operate the properties of, and to carry on the business of the Company and the Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preferred Shares” or “Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Preferred Stock Purchasers” means the several entities named in the attached Schedule I, and their successors and permitted assigns, purchasing Preferred Stock pursuant to this Agreement.

“Preferred Stock Warrant” or “Preferred Stock Warrants” have the meanings set forth in Section 2.4.

“Purchase Price” means, with respect to each Purchaser, the aggregate purchase price for Preferred Stock and/or Notes set forth opposite such Purchaser’s name on Schedule I.

“Purchasers” means the several entities named in the attached Schedule I, and their successors and permitted assigns, including holders from time to time of the Preferred Shares, Notes and Warrants.

“Registration Rights Agreement” means the agreement between the Company and each of the Purchasers, to be executed and delivered on or before the Closing Date, substantially in the form set forth in Exhibit D attached hereto.

“Reverse Stock Split” means the amendment of the Company’s Amended and Restated Certificate of Incorporation, contemplated for on or about December 22, 2003, for the purpose of effecting a 1-for-10 reverse stock split of the issued and outstanding shares of Common Stock while maintaining the par value of the Common Stock at $0.01 per share, which amendment has been approved by the Company’s Board of Directors and Stockholders, but is not yet effective.

“SEC Reports” has the meaning set forth in Section 4.2.

“Securities” means the Preferred Shares, the Notes, the Warrants, the Warrant Shares and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement dated as of even date herewith (as the same may be amended, modified or restated from time to time) between the Company and the Agent for the benefit of the Purchasers and securing payment of the Secured Obligations.

“Secured Obligations” means the indebtedness evidenced by the Notes and all renewals, extensions, restructuring and refinancings thereof.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which (x) a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (y) the results of operations, the assets and the liabilities of which are consolidated with such Person under GAAP.

“Subsidiary Corporate Documents” means the certificates of incorporation and bylaws of each Subsidiary.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, alternative or add-on minimum, profits, gross income, gross receipts, excise, property, ad valorem, sales, use, value added, withholding, occupation, use, service, license, payroll, employment, severance, social security, Medicare, unemployment, franchise, license, stamp, environmental or windfall profit tax, premium, custom duty, transfer or recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties, addition to tax or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

“Trading Day” shall mean any Business Day in which the OTC Bulletin Board, National Market or other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four hours.

“Transaction Agreements” means this Agreement and any other agreement, instrument or document executed, or contemplated herein to be executed, in relation to the issuance of the Securities described herein.

“Transfer” means any disposition of the Securities that would constitute a sale thereof under the Securities Act or otherwise result in a violation of the Securities Act.

“Warrant” shall have the meaning set forth in Section 2.5.

“Warrant Shares” means shares of Common Stock of the Company issued upon exercise of the Warrants.

1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company’s independent public accountants) (“GAAP”). All references to “dollars,” “Dollars” or “$” are to United States dollars unless otherwise indicated.

2.	PURCHASE AND SALE OF SECURITIES

2.1 Purchase and Sale of Preferred Shares. Subject to the terms hereof, the Company agrees to issue and sell to each Preferred Stock Purchaser, and each Preferred Stock Purchaser hereby agrees to purchase from the Company, the number of Preferred Shares, at a purchase price of one thousand dollars ($1,000.00) per share, set forth opposite the name of such Preferred Stock Purchaser under the heading “Number of Preferred Shares to be Purchased” on Schedule I. The Purchase Price to be paid to the Company by each Preferred Stock Purchaser is set forth opposite the name of such Purchaser under the heading “Aggregate Preferred Stock Purchase Price” on Schedule I.

2.2 Purchase and Sale of Notes. Subject to the terms hereof, the Company agrees to issue and sell to each Notes Purchaser, and each Notes Purchaser hereby agrees to purchase from the Company, the Notes as set forth opposite the name of such Notes Purchaser under the heading “Principal Amount of Notes to be Purchased” on Schedule I, which is the Purchase Price to be paid to the Company by such Notes Purchaser.

2.3 Payment of Cash Purchase Price. Each Purchaser shall pay the Purchase Price in cash to the Company by wire transfer of immediately available funds, directed as follows:

Axtive Corporation

Bank Name: Wells Fargo Bank, NA

ABA/Bank ID: 121000248

Acct Name: Axtive Corporation Operating

Account #: 4945023349

Beginning on the Closing Date, the Preferred Shares and Notes issuable in consideration of the Purchase Price shall be issued by the Company following the Company’s receipt of such Purchase Price.

2.4 Preferred Stock Warrants. In consideration for, and as an inducement to, each Preferred Stock Purchaser’s purchase of the Preferred Shares hereunder, the Company will issue to each Preferred Stock Purchaser upon Closing, in connection with and in addition to the applicable number of Preferred Shares, a Warrant (in the form attached hereto as Exhibit B, each a “Preferred Stock Warrant” and, collectively, the “Preferred Stock Warrants”) to purchase the number of shares of the Company’s Common Stock set forth opposite such Preferred Stock Purchaser’s name under the heading “Number of Preferred Stock Warrants” on Schedule I.

2.5 Notes Warrants. In consideration for, and as an inducement to, each Notes Purchaser’s purchase of Notes, the Company will issue to each Notes Purchaser upon Closing, in connection with and in addition to the Notes, a Warrant (in the form attached hereto as Exhibit C, each a “Notes Warrant” and, collectively, the “Notes Warrants,” and together with the Preferred Stock Warrants, the “Warrants”) to purchase the number of shares of the Company’s Common Stock set forth opposite such Notes Purchaser’s name under the heading “Number of Notes Warrants” on Schedule I.

2.6 Schedule I. Schedule I may be amended from time to time after the Closing Date, but not later than December 19, 2004, to reflect additional Purchasers executing this Agreement and to reflect the date and amount of each payment of cash purchase price by the Purchasers pursuant to this Article 2; provided, however, that such payment dates shall not be later than January 12, 2004. Each amended Schedule I shall be attached hereto and a copy thereof provided to each Purchaser.

3.	PREPAYMENT OF NOTES

3.1 Voluntary Prepayment. For so long as no Event of Default shall have occurred or is continuing, the Company may, at its option, repay, in whole or in part, the Notes, at the prepayment price equal to the outstanding principal and interest of the Notes at the time of such prepayment, following at least five (5) Business Days prior written notice to Purchaser (the expiration of such five (5) Business Day period being referred to as the “prepayment date”); provided, however, that if such date is not a Business Day, the prepayment date shall be the next Business Day thereafter. If the Notes are to be repaid only in part, the prepayment shall be applied ratably to the then outstanding Notes based on the outstanding principal amounts thereof.

3.2 Prepayment Procedures. Any permitted prepayment of the Notes shall be deemed to be effective and consummated (for purposes of determining the prepayment price for the Notes) on the “prepayment date” specified in the notice. On the prepayment date, the Company shall deliver by wire transfer of funds the prepayment price to each holder of any Note so to be prepaid. Should any holder not receive payment of any amounts due on prepayment of its Notes by reason of the Company’s failure to make payment at the times prescribed above for any reason, the Company shall pay to the applicable holder on demand (a) interest on the sums not paid when due at an annual rate equal to 14%, until the applicable holder is paid in full and (b) all costs of collection, including, but not limited to, reasonable attorneys’ fees and costs, whether or not suit or other formal proceedings are instituted.

4.	REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to each Purchaser, as of the Closing Date, except as set forth in the Offering Materials (as that term is defined in Section 5.7) delivered to each Purchaser on or prior to the date of execution of this Agreement, the following:

4.1 Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no further consent or authorization of the Company, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

4.2 SEC Filings. The Company makes periodic filings with the Commission available at www.sec.gov. All such forms, reports and other documents filed by the Company, including those that may be filed between the execution of this Agreement until the Closing, but expressly excluding any filing made at any time by any Person other than the Company, are referred to herein as the “SEC Reports.” Except to the extent the SEC Reports have been modified by the non-public information delivered to the Purchasers included within the Offering Materials, all of the SEC Reports (a) were or will be filed on a timely basis (except (1) where noted in the SEC Reports, (2) the Company’s Form 10-KSB for the period ended December 31, 2002, which was not filed on a timely basis, and (3) the Company’s Forms 10-QSB for the periods ended March 31, 2003 and June 30, 2003, which were not filed on a timely basis), (b) were or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstance under which they were made, not misleading.

4.3 Capitalization. As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Materials and except as set forth therein no other shares of capital stock of the Company will be outstanding as of the Closing Date. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company (other than those rights in favor of holders of the Company’s Preferred Stock, or described in the Offering Materials) or any liens or encumbrances imposed through the actions or failure to act of the Company. Other than as set forth in the Offering Materials, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, and (ii) except for registration rights of the existing holders of the Company’s Preferred Stock as of the date of this Agreement and the Registration Rights Agreement contemplated hereby, there are no agreements or arrangements under which the Company or any of its Subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act and (iii) except for the anti-dilution rights and price adjustment provisions in favor of the existing holders of the Company’s Preferred Stock as of the date of this Agreement, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities. The Company has furnished to each Purchaser true and correct copies of the Company Corporate Documents, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

4.4 Governmental Authorization. The execution and delivery by the Company of this Agreement does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, (b) the filing of a “Form D” in connection with the issuance of the Preferred Shares, Notes and Warrants, and (c) such actions or filings that, if not obtained, would not result in a Material Adverse Effect.

4.5 Issuance of Common Stock; Reservation of Shares. Upon conversion in accordance with the terms of the Certificate of Designation and exercise of any Warrant, the applicable Conversion Shares and Warrant Shares shall be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other stockholders of the Company (other than those rights in favor of holders of the Preferred Stock, or described in the Offering Materials). Assuming the representations and warranties of the Purchasers contained herein are true and correct in all material respects, each of the Securities will have been issued in material compliance with all applicable United States federal and state securities laws. Subject to the effectiveness of the Company’s Reverse Stock Split, the Company shall have a sufficient number of shares of Common Stock authorized and reserved to provide for the conversion of the Preferred Shares into the Company’s Common Stock and for the exercise of the Warrants.

4.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement contemplated hereby, the issuance and sale by the Company of the Securities, and the consummation of the transactions contemplated hereby, does not and will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company Corporate Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Subsidiary or any of their respective assets, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

4.7 Financial Information. Except as disclosed in the Offering Materials, since September 30, 2003 (the “Balance Sheet Date”), there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries except in the ordinary course of business; and no fact or condition exists or is contemplated or threatened which might cause such a change in the future. The audited and unaudited consolidated balance sheets of the Company and its Subsidiaries as set forth in the SEC Reports, and the related consolidated statements of income, changes in stockholders’ equity and changes in cash flows as set forth in the SEC Reports for the respective periods referenced therein, including the footnotes thereto, except as indicated therein, (x) complied in all material respects with applicable accounting requirements and (y) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that the unaudited financial statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. Such financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all indebtedness and liabilities of the Company and its Subsidiaries, fixed or contingent.

4.8 Litigation. Except as set forth in the Offering Materials, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of this Agreement.

4.9 Environmental Matters. The costs and liabilities associated with Environmental Laws (including the cost of compliance therewith) are unlikely to have a Material Adverse Effect. Each of the

Company and the Subsidiaries conducts its businesses in compliance in all material respects with all applicable Environmental Laws.

4.10 Taxes. Except as set forth in the Offering Materials, all United States federal, state, county, municipality, local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company and each Subsidiary have been filed and all material Taxes due pursuant to such returns or pursuant to any assessment received by the Company and each Subsidiary have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of Taxes and other governmental charges have been established in accordance with GAAP.

4.11 Not an Investment Company. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of Investment Company Act of 1940, as amended.

4.12 Full Disclosure. Any information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

The financial information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby fairly present the financial condition of the Company and its Subsidiaries; provided, however, that the pro forma financial information provided by the Company to the Purchasers has not been prepared in conformity with GAAP. Each of the Purchasers has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the deviations from GAAP contained within the pro forma financial information presented by the Company to the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby, and the information provided by the Company and its authorized representatives in response to such questions (whether verbally or in written materials) has not contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make such information not misleading.

For the purposes of the representations and warranties contained in this Section 4.12, the parties acknowledge and agree that the Offering Materials and any other information provided by the Company or any Subsidiary to any Purchaser relating to this Agreement and the transactions contemplated hereby shall be deemed, with respect to any information or portion of information contained therein that subsequently is revised, amended, supplemented or otherwise modified, to reflect (i) the latest such revised, amended, supplemented or modified information or portion of information that has been provided by the Company or any Subsidiary to the Purchasers and (ii) any such information that is included in any SEC Report subsequently filed by the Company.

4.13 No Solicitation; Integration with Other Offerings. Except as set forth in the Offering Materials, no form of general solicitation or general advertising was used by the Company or, to the best of its actual knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Securities. Except as set forth in the Offering Materials, neither the Company, nor, to its knowledge, any Person acting on behalf of the Company, has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or, within the six months prior to the date hereof, any other similar security of the Company except as contemplated by this Agreement, and the Company represents that neither itself nor any Person authorized to act on its behalf (except that the Company makes no representation as to any Purchaser, any recipient of capital stock and/or securities convertible into or exchangeable for capital stock of the Company, or any of their respective Affiliates) will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to cause the issuance or sale of any of the Securities to be in violation of any of the provisions of Section 5 of the Securities Act.

4.14 Permits. (a) Each of the Company and its Subsidiaries has all material Permits; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

4.15 Absence of Any Undisclosed Liabilities or Capital Calls. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than (i) those liabilities provided for in the Offering Materials, (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities and obligations contemplated hereby, and (iv) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

4.16 Proprietary Information of Third Parties. Except as set forth in the Offering Materials, to the best of the Company’s knowledge, no Person has claimed or has reason to claim that any employee of the Company or any Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such Person, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Person or (c) interfered or may be interfering in the employment relationship between such Person and any of its present or former employees. No Person has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no employee of the Company or any Subsidiary has employed or proposes to employ any trade secret or any information of documentation proprietary to any former employer, and to the best of the Company’s knowledge, no employee of the Company or any Subsidiary has violated any confidential relationship which such Person may have had with any Person, in connection with the development or sale of any service or proposed service of the Company or any Subsidiary, and the Company or any Subsidiary has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company or any Subsidiary as officer, employee or agent by any officer, director or key employee of the Company or any Subsidiary, or the conduct or proposed conduct of the business of the Company or any Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated.

4.17 Intellectual Property Rights. Each of the Company and its Subsidiaries owns, or is licensed under, and has the rights to use, all patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes, service marks, service mark applications, trade secrets, and customer lists (collectively, “Intellectual Property”) used in, necessary for or proposed to be used in the conduct of its business; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto. To the best of the Company’s knowledge, there is no valid basis for any such claim and the use of such Intellectual Property by the Company and its Subsidiaries will not infringe upon the rights of any Person.

4.18 Insurance. Except as set forth in the Offering Materials, the Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect, and all insurance coverages of the Company and its Subsidiaries are in full force and effect.

4.19 Title to Properties. The Company and its Subsidiaries have good and marketable title to all their respective properties reflected in the Offering Materials, free and clear of all Liens, other than as disclosed in the Offering Materials.

4.20 Internal Accounting Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of the Company’s Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.21 Foreign Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary has made any payments of funds of the Company or Subsidiary, or received or retained any funds, in each case in violation of any law, rule or regulation.

4.22 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally but not jointly, represents and warrants to the Company, on the date hereof and as of the Closing Date, the following:

5.1 Securities for Account of Purchaser. The Securities are being acquired for the respective accounts of the Purchasers (or if any Purchaser is a trust or other entity, solely for the beneficiaries thereof) for investment purposes only, and are not being purchased with a view to or for the resale, distribution or fractionalization thereof, and no Purchaser has any contract, undertaking, agreement or arrangement with, and has no present plan to enter into any contract, undertaking, agreement or arrangement with any Person to sell, Transfer or pledge the Securities or any portion thereof.

5.2 Securities Not Registered Under Securities Laws. Each Purchaser has been informed and understands that: THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES OR OTHER REGULATORY AUTHORITY, NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF SUCH SECURITIES OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURES RELATED THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE; AND THE SECURITIES HAVE NOT BEEN, AND PURCHASERS IN SUCH SECURITIES HAVE NO RIGHT, OTHER THAN AS PROVIDED FOR IN THE REGISTRATION RIGHTS AGREEMENT DELIVERED IN CONNECTION WITH THE ISSUANCE OF THE SECURITIES, TO REQUIRE THAT THEY BE, REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND SUCH SECURITIES ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS AVAILABLE UNDER SUCH LAWS.

5.3 Limitation on Transferability of Securities. Each Purchaser has been informed and understands and agrees that:

(a) THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTIONS THEREFROM. A LEGEND RESTRICTING THE TRANSFER OF SUCH SECURITIES SHALL BE PLACED ON THE CERTIFICATES REPRESENTING THE PREFERRED SHARES AND WARRANTS.

(b) Each Purchaser must bear the economic risk of its or his investment in the Securities for an indefinite period of time, because the Securities have not been registered under the Securities Act, or the securities laws of any state and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available. Each Purchaser further understands that only the Company can take action to register the Securities.

(c) No offer, sale, Transfer or other disposition of the Securities may be made unless such Securities have theretofore been effectively registered under the Securities Act and applicable state securities laws, or the Company has received the written opinion of counsel satisfactory to the Company that the transaction will not violate or require registration under such laws and obtains warranties similar to those set forth herein from the proposed transferee.

(d) Each Purchaser shall pay all expenses and costs, if any, incurred by the Company for legal or accounting services in connection with reviewing any proposed sale or other Transfer of the Securities by such Purchaser and issuing opinions in connection therewith.

(e) In the event of any sale or other Transfer of any Securities, the selling Purchaser shall be required and it shall be the sole responsibility of such Purchaser to comply with the restrictions of the transferability of such Securities imposed under applicable federal and state securities laws and regulations.

5.4 Status of Purchaser. Each Purchaser is (and each Purchaser shall check the applicable blank adjacent to its signature hereto) either:

(a) a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

(b) a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

(c) a director or executive officer of the Company; or

(d) a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

(e) a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

(f) otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

5.5 Financial Ability of Purchaser. Each Purchaser (a) has the financial ability to bear the economic risk of his, her or its investment in the Securities (including the possible loss of the entire amount thereof), (b) has adequate means for providing for his, her or its current and future needs and personal contingencies notwithstanding (i) such Purchaser’s investment in the Securities, (ii) the unavailability of any tax, financial or other benefits from such Purchaser’s investment in or ownership of the Securities, or (iii) the complete loss of such Purchaser’s entire investment in the Securities, and (c) has no need for liquidity with respect to his, her or its investment in the Securities.

5.6 Purchaser Sophistication. Each Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the

Securities and has obtained sufficient information from the Company to enable him, her or it to evaluate the risks of an investment in the Securities.

5.7 Receipt of Other Information. Each Purchaser acknowledges and agrees that he, she or it:

(a) has been furnished with copies of certain non-public information of the Company under a written confidentiality agreement, as described on Schedule II attached hereto and incorporated herein for all purposes (together with the SEC Reports available to the Purchasers via the world-wide web, the “Offering Materials”), has carefully read the Offering Materials and has evaluated and understands the risks of an investment in the Securities, and, except as indicated in Sections 5.7 (c) and (d), has relied solely upon the information contained in the Offering Materials;

(b) is aware that the Company did not timely file either (i) its Form 10-KSB for the period ended December 31, 2002, or (ii) its Forms 10-QSB for the periods ended March 31, 2003 or June 30, 2003;

(c) has been provided an opportunity to obtain any additional information concerning the Offering, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense; and

(d) has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Securities and, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense, to obtain such additional information as such Purchaser considers necessary to verify the accuracy of the information contained in the Offering Materials or that which was otherwise provided in order for him or her to evaluate the merits or risks of an investment in the Securities, and has not been furnished any other offering literature or prospectus except as mentioned herein or in the Offering Materials.

5.8 Suitability of Investment. Each Purchaser has determined that the Securities are a suitable investment for him, her or it and that, at this time, he, she or it is able to bear a complete loss of his, her or its investment in the Securities.

5.9 Independent Investment Decision. In making a decision to invest in the Securities, each Purchaser has relied solely upon independent investigations made by him, her or it and is not relying on the Company or its authorized representatives or any references in the Offering Materials to any legal opinion with respect to tax or other economic considerations involved in an investment in the Securities.

5.10 Authority. The execution, delivery, and performance of this Agreement have been duly authorized by each Purchaser. The execution and delivery of this Agreement and the purchase of the Securities do not conflict with or breach any provision of the organizational documents of any Purchaser or any law, ruling, regulation, statute or agreement to which it is subject.

5.11 No Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement as a result of arrangements entered into by any Purchaser.

5.12 Reliance on Representations and Warranties. It is understood and agreed that Company has relied and will rely upon the representations and warranties of the Purchasers contained in this Agreement for purposes of determining whether each Purchaser meets the Purchaser suitability standards imposed under state and federal securities laws and regulations in order to enable the Company to decide whether the offer and sale of the Securities may be made without registration under applicable federal and state securities laws and regulations in reliance upon exemptions provided thereunder.

6.	CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES

6.1 Conditions Precedent to Purchasers’ Obligations to Purchase. The obligation of each Purchaser hereunder to purchase the Preferred Shares and/or Notes is subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by each Purchaser):

(a) The lack of any disruption in the market for the Company’s Common Stock (including, but not limited to, a material decrease in the trading price or trading volume of the Company’s Common Stock) or the U.S. stock markets as a whole;

(b) The Company shall have duly executed this Agreement and delivered a counterpart thereof to each Purchaser;

(c) Except as expressly provided to the contrary in Schedule I, the Company shall have delivered (i) to each Preferred Stock Purchaser (x) a duly executed certificate representing the number of Preferred Shares for which such Purchaser has remitted payment to the Company at the purchase price of $1,000 per share, (y) a duly executed Preferred Stock Warrant exercisable for the applicable number of shares to which such Purchaser shall be entitled in accordance with the provisions of Section 2.4 and (z) a counterpart of a duly executed Registration Rights Agreement, and (ii) to each Notes Purchaser (x) a duly executed Note in an initial purchase price indicated on Schedule I and (y) a duly executed Notes Warrant exercisable for the applicable number of shares to which such Purchaser shall be entitled in accordance with the provisions of Section 2.5;

(d) The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing. Each Purchaser shall have received a counterpart Officer’s Certificate executed by appropriate officers of the Company, dated as of the date delivered, to the foregoing effect, and further certifying (i) the incumbency of each officer of the Company executing such certificate, this Agreement and any other document contemplated hereunder, (ii) the correctness and completeness of the attached copies of (A) the Company Corporate Documents, (B) the resolution(s) of the Company’s Board of Directors authorizing the transactions contemplated herein, and (C) a reasonably detailed chart depicting the capitalization of the Company after giving effect to the transactions contemplated hereby, and (iii) the enforceability of this Agreement against the Company, upon the Company’s execution and delivery hereof, in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

(e) The Company shall have received all governmental, Board of Directors, stockholders and third party consents and approvals necessary or desirable in connection with the issuance and sale of the Securities and the consummation of the transactions contemplated by this Agreement;

(f) The Company Corporate Documents and the Subsidiary Corporate Documents, if any, shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of each Purchaser; and

(g) The Purchasers shall have received all other resolutions, certificates, instruments, agreements or other documents required by this Agreement to be delivered by the Company at or prior to the Closing.

6.2 Conditions to the Company’s Obligations. The obligations of the Company to issue and sell the Securities to the Purchasers pursuant to this Agreement are subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by the Company):

(a) The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and each Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing;

(b) The issue and sale of the Securities by the Company shall not be prohibited by any applicable law, court order or governmental regulation; and

(c) The receipt by the Company of duly executed counterparts of this Agreement and the Registration Rights Agreement contemplated hereby.

7.	AFFIRMATIVE COVENANTS

Unless such obligation is waived by the Majority Purchasers, the Company hereby agrees that, from and after the date hereof:

7.1 Information. The Company will make available to each holder of the Preferred Shares and Notes:

(a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all SEC Reports;

(b) promptly upon the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to stockholders; and

(c) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.

7.2 Payment of Obligations. The parties to this Agreement acknowledge and agree that the Company has certain other unpaid obligations incurred prior to March 1, 2001 in connection with the Company’s former golf video operations, which obligations have been accrued in the Company’s financial statements. The Company believes that the claims underlying these obligations are dormant and not likely to be pursued against the Company, does not intend to pay such obligations, and intends to contest such obligations if they are pursued against the Company. Subject to the foregoing provisions of this Section 7.2, the Company will, and will cause each Subsidiary to, pay and discharge, at or before maturity, all their respective material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

7.3 Maintenance of Property; Insurance. The Company will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company and each Subsidiary will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

7.4 Maintenance of Existence. The Company will, and will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by the Company and such Subsidiaries, and will preserve, renew and keep in full force and effect its respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

7.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply, in all material respects, with all United States federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

7.6 Inspection of Property, Books and Records. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, during normal business hours, a representative of each Purchaser or an affiliate thereof, as representatives of Purchaser, to visit and inspect any of their respective properties, upon reasonable prior notice, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with each Purchaser the affairs, finances and accounts of the Company and its Subsidiaries in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent), all at such reasonable times as any Purchaser shall arrange with the Company in advance.

7.7 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

7.8 Compliance with Terms and Conditions of Material Contracts. The Company will, and will cause each Subsidiary to, comply, in all respects, with all terms and conditions of all material contracts to which it is subject.

7.9 Reserved Shares and Listings.

(a) Subject to the effectiveness of the Company’s Reverse Stock Split (or, failing consummation thereof, other corporate action undertaken by the Company to authorize and reserve a sufficient number of shares of Common Stock to provide for the conversion of the Preferred Shares into the Company’s Common Stock and for the exercise of the Warrants), the Company shall at all times thereafter have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and exercise of the Warrants (based on the conversion price of the Preferred Shares in effect from time to time and the exercise price of the Warrants). If at any time following the effectiveness of the Company’s Reverse Stock Split (or other corporate action undertaken to authorize and reserve a sufficient number of shares of Common Stock) the number of shares of Common Stock authorized and reserved for issuance falls below the number of Conversion Shares issued or issuable upon conversion of the Preferred Shares and the number of Warrant Shares issued or issuable upon exercise of the Warrants, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares and exercise of the Warrants.

(b) The Company will use its best lawful efforts to maintain the listing and trading of its Common Stock on a National Market or the OTC Bulletin Board. To the extent applicable, the Company will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the “NASD”) and such exchanges, as applicable. The Company shall promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on any National Market or the OTC Bulletin Board.

7.10 Transfer Agent Instructions. Upon receipt of a Notice of Conversion or Notice of Exercise, as applicable, the Company shall immediately direct the Company’s transfer agent to issue certificates, registered in the name of Purchaser or its nominee, for the Conversion Shares or Warrant Shares, as applicable, in such amounts as specified from time to time by Purchaser to the Company upon proper conversion of the Preferred Shares or exercise of the applicable Warrant. Upon conversion of any Preferred Shares in accordance with the terms of the Certificate of Designation and/or exercise of any Warrant in accordance with its terms, the Company will, and will use its best lawful efforts to cause its transfer agent to, issue as promptly and reasonably practicable one or more certificates representing shares of Common Stock in such name or names and in such denominations specified by the applicable Purchaser in a Notice of Conversion or Notice of Exercise, as the case may be (which certificates shall contain a restrictive legend substantially similar to the legend set forth in Section 5.3(a) above).

7.11 Maintenance of Reporting Status; Supplemental Information. So long as any of the Securities are outstanding, the Company shall use its best lawful efforts to timely file all reports required to be filed with the Commission pursuant to the Exchange Act. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.

7.12 Form D; Blue Sky Laws. The Company agrees to file a “Form D” with respect to the Securities as required under Regulation D of the Securities Act and to provide a copy thereof to the applicable Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to Purchasers at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchasers on or prior to the Closing Date.

8.	NEGATIVE COVENANTS

Without the prior written consent of the holders of the Majority Purchasers, the Company agrees that after the date hereof and for the benefit of each Purchaser:

8.1 Limitations on Indebtedness or Other Liabilities. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist (at any time after the Closing Date, after giving effect to the application of the proceeds of the issuance of the Securities) (i) any indebtedness except (x) indebtedness existing as of the Closing Date, including, without limitation, any refinancing, modification, or extension thereof, provided that the aggregate principal amount of such indebtedness shall not be increased, (y) indebtedness incurred in connection with equipment leases to which the Company or its Subsidiaries are a party incurred in the ordinary course of business, and (z) indebtedness incurred in connection with trade accounts payable, imbalances and refunds arising in the ordinary course of business and (ii) any equity securities (including Derivative Securities) (other than those securities that are (x) existing as of the Closing Date, (y) issuable under or pursuant to stock option plans, warrants or other rights programs that exist as of the Closing Date, or (z) issuable in connection with the acquisition (including by merger) of a business or of assets otherwise permitted under this Agreement), unless the Company prepays the Notes in whole pursuant to Section 3.1 hereof.

8.2 Merger or Consolidation. The Company will not, in a single transaction or a series of related transactions (i) consolidate with or merge with or into any other Person, or (ii) permit any other Person to consolidate with or merge into it, unless the Company shall be the survivor of such merger or consolidation, and (x) immediately before and immediately after given effect to such transaction (including any indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (y) the Company has delivered to Purchaser an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement, and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

8.3 Limitation on Asset Sales. Neither the Company nor any Subsidiary will consummate an Asset Sale of material assets of the Company or any Subsidiary without the prior written consent of the Majority Purchasers, which consent shall not be unreasonably withheld. As used herein, “Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) or sales of capital stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purpose of this definition as a “disposition”), including any disposition by means of a merger, consolidation or similar transaction other than a disposition of property or assets at fair market value in the ordinary course of business.

8.4 Restrictions on Certain Amendments. Neither the Company nor any Subsidiary will waive any provision of, amend, or suffer to be amended, any provision of such entity’s existing indebtedness, any material contract or agreement previously or hereafter filed by the Company with the Commission as part of its SEC Reports, any Company Corporate Document or Subsidiary Corporate Document if such amendment, in the Company’s reasonable judgment, would materially adversely affect any Purchaser or any holder of the Securities without the prior written consent of Majority Purchasers.

8.5 No Short Sales. Each Purchaser, on behalf of itself and its Affiliates, agrees that it will not, directly or indirectly, engage in any securities transactions to “short” the Company’s Common Stock prior to any conversion of the Preferred Shares.

8.6 Transactions with Affiliates. The Company and each Subsidiary will not enter into any material transactions with any Affiliate, except where such transaction is on terms which are, to the Company or such Subsidiary, no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company upon negotiation at arm’s length, as determined in good faith by the Board of Directors of the Company.

8.7 Prohibition on Floating Conversion Rate Equity Offerings; Registration Rights.

(a) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities (as defined below) outstanding as of the Closing Date, the Company agrees that it will not issue any of its equity securities (or securities convertible into or exchangeable or exercisable for equity securities (the “Derivative Securities”)) for which the conversion price at the time of conversion is based on a floating rate (such as a percentage of the Company’s Closing Bid Price over a Trading Day average calculated from time to time).

(b) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities outstanding as of the Closing Date, for a period of 180 days after the Closing Date, the Company agrees it will not issue any of its equity securities (or Derivative Securities), unless such securities are “restricted securities.” As used herein, “restricted securities” shall mean securities that may not be sold publicly or otherwise Transferred (except in a private transaction) prior to 12 months following the date of issuance of such securities.

(c) The restrictions contained in this Section 8.7 shall not apply to the issuance by the Company of (or the agreement to issue) Common Stock or Derivative Securities in connection with (i) the acquisition (including by merger) of a business or of assets contemplated or otherwise permitted under this Agreement, or (ii) stock option or other compensatory plans (it being expressly understood that nothing contained herein shall restrict the Company from filing with the Securities and Exchange Commission one or more registration statements on Form S-8 with respect to the shares of Common Stock issuable pursuant to the Company’s 2002 Stock Incentive Plan and issuing registered securities thereafter upon the exercise of vested awards under the 2002 Stock Incentive Plan).

8.8 Limitation on Stock Repurchases. Except as otherwise set forth in the Certificate of Designation (as the some may be amended, supplemented, restated or otherwise modified from time to time in accordance with Delaware law and the provisions of the Company Corporate Documents), the Notes, the Warrants and the Registration Rights Agreement, the Company shall not redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, except that the Company may redeem, repurchase or otherwise acquire any shares of capital stock of the Company from (i) any terminated employee or consultant of the Company; or (ii) any holder of a Warrant (or replacement thereof) originally issued to a holder of Preferred Stock or Note, pursuant to such terms and conditions as were contained in such Warrant when issued to such holder of Preferred Stock or Note, or (iii) any future investors acquiring Derivative Securities (“Future Investors”) which have redemption rights (provided, if any such rights are so granted to such Future Investors, then each Purchasers shall automatically, and without further action, be deemed to have been granted identical redemption rights as the Future Investors, on a pari passu basis, with respect to such Purchasers’ shares of Preferred Stock).

9.	OTHER AGREEMENTS

9.1 Registration Rights. The Preferred Shares and any Common Stock into which they may be converted or exercised, as applicable, shall have the registration rights set forth in the Registration Rights Agreement, attached as Exhibit D hereto.

9.2 Use of Proceeds. The Company shall use the proceeds received from the issuance of the Preferred Shares and Notes for (a) the repayment of bridge loans to the Company in the aggregate principal amount of $587,239 together with accrued and unpaid interest thereon and (b) working capital and other general corporate purposes as determined in the discretion of the Board of Directors of the Company, including, without limitation, transaction costs and expenses, accounts payable of the Company, and future potential acquisitions and related transactions.

10.	EVENTS OF DEFAULT

10.1 Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a) failure by the Company to pay or repay when due, all or any part of the principal on any of the Notes (whether by virtue of the agreements specified in this Agreement or the Notes);

(b) failure by the Company to pay (i) within five (5) Business Days of the due date thereof any interest on any Notes or (ii) within five (5) Business Days following the delivery of notice to the Company of any fees or any other amount payable (not otherwise referred to in (a) above or this clause (b)) by the Company under any Transaction Agreement;

(c) failure on the part of the Company to observe or perform any covenant contained in Article 8 of this Agreement;

(d) failure on the part of the Company to observe or perform any covenant or agreement contained in any Transaction Agreement (other than those covered by clauses (a), (b) or (c), above) for 30 days from the date of such occurrence;

(e) the trading in the Common Stock shall have been suspended by the Commission, OTC Bulletin Board or any National Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company and except if, at the time there is any suspension on any National Market, the Common Stock is then listed and approved for trading on another National Market within ten (10) Trading Days thereof);

(f) the Company shall have its Common Stock delisted from the OTC Bulletin Board or a National Market for at least ten (10) consecutive Trading Days and is unable to obtain a listing on the OTC Bulletin Board or a National Market within such ten (10) Trading Days;

(g) the effectiveness of any registration statement required to be made and maintained effective pursuant to the terms of the Registration Rights Agreement shall not be maintained effective for the applicable period of time, and such failure results in the Company incurring the applicable liquidated damages or default fees for a continuous period in excess of 30 days;

(h) the Company or any Subsidiary has commenced a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or has consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or has made a general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due, or has taken any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding has been commenced against the Company or any Subsidiary seeking liquidation, winding-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief has been entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) default in any provision (including payment) or any agreement governing the terms of any indebtedness of the Company or any Subsidiary in excess of $500,000, which has not been cured within any applicable period of grace associated therewith;

(k) judgments or orders for the payment of money which in the aggregate at any one time exceed $1,000,000 and are not covered by insurance have been rendered against the Company or any Subsidiary by a court of competent jurisdiction and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; or

(l) any representation, warranty, certification or statement made by the Company in any Transaction Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Transaction Agreement shall prove to have been untrue in any material respect when made;

then, and in every such occurrence, each Purchaser may, with respect to an Event of Default specified in paragraphs (a) or (b), and the Majority Notes Purchasers may, with respect to any other Event of Default, by notice to the Company, declare the Notes to be, and the Notes shall thereon become immediately due and payable; provided that in the case of any of the Events of Default specified in paragraph (h) or (i) above with respect to the Company or any Subsidiary, then, without any notice to the Company or any other act by Purchaser, the entire amount of the Notes shall become immediately due and payable, provided, further, if any Event of Default has occurred and is continuing, and irrespective of whether any Note has been declared immediately due and payable hereunder, any Notes Purchaser may proceed to protect and enforce the rights of such Notes Purchaser by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

10.2 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to any Purchaser is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by each Notes Purchaser (unless the provisions of this Agreement shall expressly condition such right or remedy upon prior approval of the Majority Notes Purchasers).

11.	THE AGENT.

11.1 Authorization. Each of the Notes Purchasers hereby irrevocably appoints and authorizes the Agent to act as the administrative agent for the Notes Purchasers under the Loan Documents on the terms and conditions set forth in this Article 11.

(a) The Agent is authorized to take such action on behalf of each of the Notes Purchasers and to exercise all such powers as are hereunder and under any of the Loan Documents delegated to the Agent, together with such powers as are reasonably incident thereto including the authority, without the necessity of any notice to or further consent of the Notes Purchasers, from time to time to take any action with respect to any Collateral (as defined in the Security Agreement) or the Loan Documents which may be necessary to perfect, maintain perfection or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Agreement, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b) The relationship between the Agent and each of the Notes Purchasers is that of an independent contractor. The use of the term “the Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Notes Purchasers. Nothing contained in this Agreement or the Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Notes Purchasers.

(c) As an independent contractor empowered by the Notes Purchasers to exercise certain rights and perform certain duties and responsibilities hereunder and under the Loan Documents, the Agent is nevertheless a “representative” of the Notes Purchasers, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Notes Purchasers with respect to all collateral security contemplated by the Loan Documents. Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Secured Obligations, all for the benefit of the Notes Purchasers.

11.2 Employees and the Agent. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Company.

11.3 No Liability. Neither the Agent or any of its respective shareholders, directors, officers or employees or any other Person assisting them in their duties or any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

11.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement or any of the Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Company, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Company. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Company or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Notes Purchasers, with respect to the credit worthiness or financial conditions of the Company. Each Notes Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other the Notes Purchaser, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

11.5 Indemnity. The Notes Purchasers ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Company), and liabilities of every nature and character arising out of or related to this Agreement and the Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder in such capacity as the Agent, except to the extent that any of the same shall be directly caused by the willful misconduct or gross negligence of the Agent.

11.6 The Agent as Notes Purchaser. In its individual capacity as a Notes Purchaser, if applicable, the Agent shall have the same obligations and the same rights, powers and privileges as any of the other Notes Purchasers.

11.7 Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Notes Purchasers and the Company. Upon any such resignation, the Majority Notes Purchasers shall have the right to appoint a successor agent. If no successor to the Agent shall have been so appointed by the Majority Notes Purchasers and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the retiring agent may, on behalf of the Notes Purchasers, appoint a successor agent, which shall be a Notes Purchaser of the Notes. Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After any retiring agent’s resignation, the provisions of this Agreement and the Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

11.8 Notification of Events of Default; Other Notices. Each Notes Purchaser hereby agrees that, upon learning of the existence of an Event of Default, it shall promptly notify the Agent thereof; provided that a failure to provide such information shall not result in any liability by such Notes Purchaser. The Agent hereby agrees that upon receipt of any notice of an Event of Default, it shall promptly notify the Notes Purchasers of the existence of such Event of Default.

11.9 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Secured Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Notes Purchasers and (b) the Notes Purchasers have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Notes Purchasers may direct the Agent in writing as to the method and the extent of any such sale or other disposition, The Notes Purchasers hereby agreeing ratably to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

11.10 The Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Company, the Agent shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Notes Purchasers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Notes Purchasers and the Agent and their respective agents and counsel) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Notes Purchaser to make such payments to the Agent for distribution to the Purchasers.

12.	MISCELLANEOUS

12.1 Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, 4 days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section 12.1.

12.2 No Waivers; Amendments.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Unless specifically noted to the contrary, any provision of this Agreement may be amended, supplemented or waived after the Closing if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Purchasers.

12.3 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser, its respective Affiliates, and each Person, if any, who controls such Purchaser, or any of its respective Affiliates, and the respective partners, agents, employees, officers and Directors of such Purchaser, their Affiliates and any such Controlling Person (each an “Indemnified Party”) and collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party unless it has received from such Indemnified Party an undertaking to repay to the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) which may be incurred by such Indemnified Party in connection with any administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with a breach of any of the Company’s representations and warranties or covenants contained herein; provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party’s negligence, willful misconduct or bad faith.

(b) If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Company under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company, at its option, may, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Company is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the applicable Purchaser(s). The Company shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, the Company will not, without the prior written consent of the applicable Purchaser(s), settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the applicable Purchaser(s) and the other Indemnified Parties, satisfactory in form and substance to the applicable Purchaser(s), from all liability arising out of such action, claim, suit or proceeding.

(c) The indemnification, contribution and expense reimbursement obligations set forth in this Section 12.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise; (ii) shall survive the Closing Date for a period of four years, and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any other Indemnified Party.

(d) Each Purchaser acknowledges such Purchaser’s understanding of the representations, warranties and covenants set forth herein and that the Company relied upon such representations, covenants and warranties and each Purchaser agrees to indemnify, defend and save harmless the Company, its directors, officers, agents and employees, and each of them, from and against any and all loss, liability, claim, damage and expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever), arising out of or based upon any false representation or warranty or breach or failure by such Purchaser to comply with any covenant or agreement made by such Purchaser herein or in any other document furnished by such Purchaser to any of the foregoing in connection with such Purchaser’s investment in the Securities.

12.4 Expenses. The parties hereto shall each bear their own legal, financial and other expenses incurred in relation to the execution of this Agreement and the related transactions thereto.

12.5 Successors and Assigns. This Agreement shall be binding upon the Company and each Purchaser and its respective successors and assigns upon execution hereof by the Company and each such Purchaser. Neither the Company nor any Purchaser may transfer or assign this Agreement or any right, title or interest in, to or under this Agreement without the prior written consent of the other applicable party, and any attempted assignment without such consent shall be void and without further force or effect.

12.6 Governing Law. This Agreement shall be governed by and controlled in accordance with the laws substantive of the State of Texas without regard to conflict of law provisions.

12.7 Entire Agreement. This Agreement, the Exhibits or Schedules hereto, which includes, but is not limited to the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supercedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

12.8 Survival; Severability. All representations, warranties, covenants, acknowledgments and agreements contained herein shall survive (a) changes in the transactions, documents and instruments described in the Offering Materials, (b) the acceptance of this Agreement and the Closing and the delivery of the Securities, the Conversion Shares, and the Warrant Shares, and (c) with respect to any Purchaser, the death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Purchaser. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

12.9 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.10 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement and all Exhibits shall be Bloomberg, or any successor thereto. The written mutual consent of the holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock, the holders of more than fifty (50%) of the aggregate outstanding principal balance of the Notes, and the Company shall be required to employ any other reporting entity.

12.11 Confidentiality. Each Purchaser acknowledges that certain of the information provided to such Purchaser is confidential and non-public and agrees that all such information shall be kept in confidence by such Purchaser and neither used by such Purchaser to such Purchaser’s personal benefit (other than in connection with this Agreement) nor disclosed to any Person not a party to this Agreement for any reason; provided, that this obligation shall not apply to any such information which (i) is or becomes part of the public knowledge or literature and readily accessible (except as a result of violation of any confidentiality agreements); or (ii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements including, but not limited to, any Agreement they may have with the Company).

12.12 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Purchaser is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Preferred Shares and/or Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by Purchaser.

(Signature pages follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

AXTIVE CORPORATION

By:	/s/ MOLLY W. MACTAGGART

Name:	Molly W. MacTaggart
Title:	Chief Financial Officer

Address:

For Mail:	For Delivery:

1445 Ross Avenue, Suite 4500 Dallas, Texas 75202 Attention: Graham C. Beachum II Tel.: 214-777-4120 Fax: 214-777-4103	2311 Cedar Springs Road, Suite 400 Dallas, Texas 75201 Attention: Graham C. Beachum II Tel.: 214-777-4120 Fax: 214-777-4103

Company Signature Page

PURCHASERS:

(Purchaser Signature Pages Follow)

Purchaser Signature Pages

/s/ G. C. BEACHUM III

G. C. Beachum III

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☐ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☒ a director or executive officer of the Company

Address:

8409 Pickwick Lane, #240

Dallas, Texas 75225

Fax: 214-722-0194

Tel.: 214-219-3525

(Purchaser Signature Page)

Purchaser Signature Pages

/s/ PAUL L. MORRIS		/s/ GARY D. DOUGLAS

Paul L. Morris	and	Gary D. Douglas

as agents and attorney in fact for

Jack E. Brown

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☒ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☐ a director or executive officer of the Company

Address:

300 N. Marienfeld Street, Suite 1100

Midland, TX 79701

Fax: 432.686.1563

Tel.: 432.686.8914

(Purchaser Signature Page)

Purchaser Signature Pages

/s/ PAUL MORRIS

Paul Morris

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☐ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☒ a director or executive officer of the Company

Address:

300 N. Marienfeld Street, Suite 1100

Midland, TX 79701

Fax: 432.686.1563

Tel.: 432.686.8914

(Purchaser Signature Page)

Purchaser Signature Pages

U.S. TECHNOLOGY INVESTORS, LLC

a Delaware limited liability company

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☐ a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:

2626 Cole Avenue, Suite 610

Dallas, Texas 75204

Fax: 214-880-0005

Tel.: 214-880-0400

U.S. TECHNOLOGY INVESTORS, LLC

By:	/s/ REX CANON

Rex Canon its Authorized Representative

(Purchaser Signature Page)

Purchaser Signature Pages

GCA STRATEGIC INVESTMENT FUND LIMITED,

a Bermuda corporation

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☒ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☐ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:

227 King Street

Frederiksted, St. Croix, USVI 00840

Attn: Lewis N. Lester

Fax: 340-719-3974

Tel.: 340-772-7772

GCA STRATEGIC INVESTMENT FUND LIMITED

By:	/s/ LEWIS N. LESTER

Name:	Lewis N. Lester
Title:	Director

(Additional Purchaser Signature Page)

Additional Purchaser Signature Pages

AGINCOURT, L.P.,

a Texas partnership

(check applicable box to specify nature of representation and warranty contained in Section 5.4)

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☐ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:

8080 N. Central Expressway, Suite 1580

Dallas, Texas 75206-1881

Fax: 214-891-7080

Tel.: 214-891-8122

AGINCOURT, L.P.

By:

Name:
Title:

(Additional Purchaser Signature Page)

Additional Purchaser Signature Pages

LIST OF EXHIBITS

Exhibit A - Form of Note

Exhibit B - Form of Preferred Stock Warrant

Exhibit C - Form of Notes Warrant

Exhibit D - Registration Rights Agreement

List of Exhibits

SCHEDULE I

to Subscription and Securities Purchase Agreement

(Amendment No.             , dated                                 )

Purchaser	Number of Preferred Shares to be Purchased		Aggregate Preferred Stock Purchase Price	Number of Preferred Stock Warrant Shares*	Principal Amount of Notes to be Purchased		Number of Notes Warrant Shares*	Date(s) and Amount(s) of Payments of Cash Purchase Price
G. C. Beachum III	0		0	0	$13,441		672,050
Jack E. Brown	0		0	0	$56,410		2,820,500
Paul Morris					$20,000		1,000,000
U.S. Technology Investors, LLC	0		0	0	$43,900		2,195,000
Totals	0	**	0	0	$133,751	***	6,687,500

*	The Warrant Share numbers do not reflect the Reverse Stock Split.

**	Not to exceed 101 Preferred Shares.

***	Not to exceed $3,749,000.

Schedule I

SCHEDULE I

to Subscription and Securities Purchase Agreement

(Amendment No. 1, dated December 17, 2003)

Purchaser	Number of Preferred Shares to be Purchased		Aggregate Preferred Stock Purchase Price	Number of Preferred Stock Warrant Shares*	Principal Amount of Notes to be Purchased		Number of Notes Warrant Shares*	Date(s) and Amount(s) of Payments of Cash Purchase Price
G. C. Beachum III	0		0	0	$13,441		672,050	12/15/03, $13,441
Jack E. Brown	0		0	0	$56,410		2,820,500	12/22/03, $56,410
Paul Morris					$20,000		1,000,000	12/17/03, $20,000
U.S. Technology Investors, LLC	0		0	0	$43,900		2,195,000	12/17/03, $43,900
Totals	0	**	0	0	$133,751	***	6,687,500

*	The Warrant Share numbers do not reflect the Reverse Stock Split.

**	Not to exceed 101 Preferred Shares.

***	Not to exceed $3,749,000.

Schedule I

SCHEDULE I

to Subscription and Securities Purchase Agreement

(Amendment No. 2, dated January 20, 2004)

Purchaser	Number of Preferred Shares to be Purchased		Aggregate Preferred Stock Purchase Price	Number of Preferred Stock Warrant Shares*	Principal Amount of Notes to be Purchased		Number of Notes Warrant Shares*		Date(s) and Amount(s) of Payments of Cash Purchase Price
Agincourt, L.P.	0		0	0	$49,615		2,480,750	(1)	1/19/04, $49,615
G. C. Beachum III	0		0	0	$13,441		672,050		12/15/03, $13,441
Jack E. Brown	0		0	0	$56,410		2,820,500		12/22/03, $56,410
GCA Strategic Investment Fund Limited	0		0	0	$668,463		33,423,150		1/15/04, $668,463
Paul Morris					$20,000		1,000,000		12/17/03, $20,000
U.S. Technology Investors, LLC	0		0	0	$43,900		2,195,000		12/17/03, $43,900
Totals	0	**	0	0	$851,829	***	42,591,450

*	The Warrant Share numbers do not reflect the Reverse Stock Split.

**	Not to exceed 101 Preferred Shares.

***	Not to exceed $3,749,000.

(1)	Warrant issued after effectiveness of Reverse Stock Split, so actually reflects post-split number of Notes Warrant Shares.

Schedule I

SCHEDULE II

to Subscription and Securities Purchase Agreement

Offering Materials—Non-Public Information

1.	E-mail from G.C. “Scooter” Beachum III dated November 20, 2003, together with file named “Financing Structure 11-20-03a.doc”.

2.	E-mail from G.C. “Scooter” Beachum III dated December 1, 2003, together with file named “Financing Structure 12—03-03a Final.doc”.

3.	Pro Forma Financial Projections through Quarter 4, 2005, as prepared by the Company and related to the Company.

4.	Executive Summary as of October 2003.

5.	Business Update as of October 2003.

6.	Information regarding proposed acquisition targets.

7.	Cash Flow Projections through 12/31/03.

8.	Pro Forma Capitalization Table.

9.	Supplemental Litigation Information.

Schedule II

EXHIBIT A

FORM OF NOTE

EXHIBIT B

FORM OF PREFERRED STOCK WARRANT

EXHIBIT C

FORM OF NOTES WARRANT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT